Contact: Investor Relations, Kelly F. Lee
                                                   800/201-9455 / 770-303-8299






N e w s   R e l e a s e
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                  HOMESTEAD VILLAGE ANNOUNCES DISCUSSIONS


     ATLANTA   (May 3, 1999)   Homestead Village Incorporated (NYSE: HSD)
announced today that it is in discussions regarding a potential business combination transaction with an unaffiliated third party. The Company stated, however, that there can be no assurance whatsoever as to the terms of any such transaction or that any agreement or understanding regarding a transaction will be reached. In the event the Company does enter into a definitive agreement prior to May 21, 1999, the Company would withdraw its pending rights offering in accordance with its terms. In the event that the rights offering is withdrawn, the rights would be valueless.

     Homestead Village Incorporated, a leading owner and operator of moderately priced, extended stay lodging properties throughout the United States, is focused on the corporate business traveler, and has developed a proprietary operating system to ensure its customers a consistent, high-quality, uniform lodging experience. Homestead seeks to build a national brand recognized and valued by its major corporate customers by concentrating and delivering high-quality service and product in strategic locations. As of March 31, 1999, Homestead had 125 properties operating in 37 markets, including 24 of the top 25 travel destination markets.







In addition to historical information, this press release contains forward-looking statements under the federal securities laws. These statements are based on current expectations, estimates and projections about the industry and markets in which Homestead operates, management's beliefs and assumptions made by management. Forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties which are difficult to predict. Actual operating results may be affected by changes in national and local economic conditions, competitive market conditions, changes in financial markets or interest rates that could adversely affect Homestead's cost of capital and its ability to meet its financing needs and obligations, weather, obtaining governmental approvals and meeting development schedules, and therefore, may differ materially from what is expressed or forecasted in this press release.